Exhibit 99.1

 Possis Medical, Inc. Reports Third Quarter 2004 EPS Increase of 60%;
       Record Quarterly Revenues Up 32% versus Prior-Year Period

    MINNEAPOLIS--(BUSINESS WIRE)--May 18, 2004--Possis Medical, Inc. (Nasdaq:POSS), today reported record sales of $19.3 million for the fiscal quarter ended April 30, 2004, up 32 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $18.9 million, up 32 percent from the year-ago period and up 11 percent from the second quarter of fiscal 2004. Net income per diluted share for the third quarter was $0.16 versus $0.10 in the prior-year period, an increase of 60%.
    Robert G. Dutcher, the CEO of Possis Medical, Inc. said, "I am very proud to announce record sales for the third quarter of fiscal 2004 and robust year-over-year growth in earnings per share. We had a very rapid expansion of our U.S. drive unit base in the quarter, which along with some of our recent market approvals, make us optimistic about the balance of the fiscal year. We expect to enter fiscal 2005 with a large domestic installed base, a solid array of catheter products, and potentially promising results from our AiMI coronary marketing trial."
    The gross margin rate was 75 percent in the third quarter, compared to 76 percent a year ago and 77 percent during the second quarter of fiscal 2004. The decrease was due to a special drive unit promotion during the quarter. The Company sold 79 U.S. drive units in the quarter, versus 41 in the prior-year period and 46 in the second quarter of fiscal 2004. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 10.8 in the third quarter, compared to 10.4 in the prior-year period and 10.8 in the second quarter of fiscal 2004.
    Selling, general and administrative expenses (SG&A) increased 23 percent compared to the year-ago period. The increases were due mainly to an expansion of the sales force, headcount increases, marketing fees, conventions, sales demos and sales samples offset by a decrease in marketing clinical trial expense. SG&A as a percent of revenue in the third quarter of fiscal 2004 declined to 38 from 41 percent from the prior-year period. SG&A as a percent of revenue for the second quarter of fiscal 2004 was 38 percent. Third quarter R&D expense increased by approximately $180,000 compared to the prior-year period and was largely due to the timing of expenses incurred for various R&D projects including the new drive unit, new generation rapid exchange catheters and the Company's regulatory strategy for its distal occlusion products.
    Looking ahead to the remainder of fiscal 2004, the Company expects full-year revenues in the estimated range of $71-$73 million, with gross margins in the mid seventies, as a percent-of-sales. The Company expects net income per diluted share to be in the range of $0.58-$0.62 for the full fiscal year. Looking ahead to its 2005 fiscal year, the Company's preliminary guidance is to expect total revenue in the range of $92-$98 million, with AngioJet revenue in the range of $90-$96 million. The upper end of the revenue range will require that the Company have compelling clinical results from its AiMI coronary clinical marketing trial, which we expect to announce in September. The Company projects full-year gross margins in the mid seventies, as a percent-of-sales. Preliminary estimates for diluted EPS in fiscal 2005 are in the range of $0.83-$0.96 per share, with the upper end of the range contingent on receiving positive clinical results from AiMI. The Company expects to refine its guidance for fiscal 2005, once it has received and disclosed the AiMI results.
    The Company will host a conference call on Wednesday, May 19th, 2004 at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the third quarter operating results, as well as updating the Company's regulatory initiatives.
    To join the conference call, dial 888-606-8406 (international - 1-210-234-0004) by 9:25 am, and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. The webcast can also be accessed through www.fulldisclosure.com, for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.
    A replay of the conference call will be available from Noon Central Time on May 19th through Friday, May 21st at 5:00 pm Central Time. Dial toll-free 1-800-734-5316 (international - 1-402-220-0350).
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements relate to anticipated results from the AiMI clinical marketing trial, physician customer response to trial data, the timing of enrollment in IDE clinical trials for distal occlusion products, and the costs and timing of various regulatory clearances. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2003, filed with the Securities and Exchange Commission.



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
      FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2004 AND 2003
                              (UNAUDITED)


                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                     Apr. 30,     Apr. 30,     Apr. 30,     Apr. 30,
                       2004         2003        2004          2003
                   ------------ ------------ ------------ ------------

Product sales..... $19,329,399  $14,625,124  $52,380,364  $41,628,687

Cost of sales and
 other expenses:
   Cost of medical
    products......   4,781,377    3,580,780   12,567,753   10,823,239
   Selling,
    general and
    administrative   7,379,482    5,986,002   20,753,549   17,325,421
   Research and
    development...   2,408,544    2,228,722    6,514,655    4,920,303
                   ------------ ------------ ------------ ------------
        Total cost
         of sales
         and other
         expenses.  14,569,403   11,795,504   39,835,957   33,068,963
                   ------------ ------------ ------------ ------------
Operating income..   4,759,996    2,829,620   12,544,407    8,559,724
     Interest
      income......     197,748       91,910      518,670      219,626
     Loss on sale
      of
      securities..          --           --      (34,033)          --
                   ------------ ------------ ------------ ------------

Income before
 income taxes.....   4,957,744    2,921,530   13,029,044    8,779,350
Provision for
 income taxes.....   1,862,051    1,097,000    4,887,951    3,294,000
                   ------------ ------------ ------------ ------------

Net income........   3,095,693    1,824,530    8,141,093    5,485,350

Other
 comprehensive
 income, net of
 tax
Unrealized (loss)
 gain on
 securities.......    (155,000)      63,170       (4,000)      63,170
                   ------------ ------------ ------------ ------------

Comprehensive
 income...........  $2,940,693   $1,887,700   $8,137,093   $5,548,520
                   ============ ============ ============ ============
Weighted average
 number of common
 shares
 outstanding:
         Basic....  18,002,188   17,598,413   17,850,256   17,409,645
         Diluted..  19,791,622   19,159,942   19,397,477   18,807,439

Net income per
 common share:
         Basic....       $0.17        $0.10        $0.46        $0.32
                   ============ ============ ============ ============
         Diluted..       $0.16        $0.10        $0.42        $0.29
                   ============ ============ ============ ============


AngioJet Key Business Indicators

----------------------------------------------------------------------
                               Q3-03   Q4-03   Q1-04   Q2-04   Q3-04
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                       $14,307 $15,424 $15,310 $17,008 $18,899
----------------------------------------------------------------------
U.S. Drive Units Sold              41      47      50      46      79
----------------------------------------------------------------------
U.S. Drive Units in the Field   1,022   1,062   1,108   1,168   1,255
----------------------------------------------------------------------
U.S. Catheter Utilization        10.4    10.9    10.2    10.8    10.8
----------------------------------------------------------------------
Gross Margin %                     76%     77%     76%     77%     75%
----------------------------------------------------------------------
EPS Diluted - Pretax            $0.15   $0.17   $0.16   $0.26   $0.25
----------------------------------------------------------------------
EPS Diluted - Tax (Provision)
 Benefit                       ($0.05)  $0.41  ($0.06) ($0.10) ($0.09)
----------------------------------------------------------------------
EPS Diluted - After tax         $0.10   $0.58   $0.10   $0.16   $0.16
----------------------------------------------------------------------



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)


                                              April 30,     July 31,
                                                2004          2003
                                             ------------ ------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents..............  $7,347,684   $4,782,942
     Marketable securities..................  34,618,708   27,161,223
     Trade receivables (less allowance for
      doubtful accounts and returns of
      $551,000 and $507,000, respectively)..   9,907,696    7,966,394
     Inventories............................   5,187,605    4,165,253
     Prepaid expenses and other assets......     606,296      729,936
     Deferred tax asset.....................     806,000      806,000
                                             ------------ ------------
Total current assets........................  58,473,989   45,611,748

PROPERTY AND EQUIPMENT, net.................   4,265,057    3,055,335

OTHER ASSETS:
     Deferred tax assets....................  14,469,970   19,098,000
     Other assets...........................     204,285           --
                                             ------------ ------------

TOTAL ASSETS................................ $77,413,301  $67,765,083
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable.................  $2,632,825   $1,585,776
     Accrued salaries, wages, and
      commissions...........................   2,647,438    2,777,189
     Other liabilities......................   2,227,414    2,367,645
                                             ------------ ------------
              Total current liabilities.....   7,507,677    6,730,610

OTHER LIABILITIES, net......................      82,480           --

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
     Common stock-authorized, 100,000,000
      shares of $0.40 par value each; issued
      and outstanding, 18,067,162 and
      17,757,531 shares, respectively.......   7,226,865    7,103,013
     Additional paid-in capital.............  84,280,222   83,743,496
     Unearned compensation..................     (24,000)     (15,000)
     Accumulated other comprehensive loss...    (104,000)    (100,000)
     Retained deficit....................... (21,555,943) (29,697,036)
                                             ------------ ------------
          Total shareholders' equity........  69,823,144   61,034,473
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.. $77,413,301  $67,765,083
                                             ============ ============

    CONTACT: Possis Medical, Inc., Minneapolis
             Eapen Chacko, 763-717-1157
             eapen.chacko@possis.com